Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 mintz.com

December 22, 2020

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

Ladies and Gentlemen:

We have acted as counsel to Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) 485,912 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) 237,745 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Stock”), which are convertible into 1,188,725 shares of Common Stock (the “Series B Shares,” and, together with the Shares, the “Securities”), pursuant to a Registration Statement (No. 333-231923) on Form S-3 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2019, amended on June 20, 2019 and declard effective on June 21, 2019; the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 22, 2020, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (together with the Base Prospectus, the “Prospectus”). The offer and sale of the Securities are being made pursuant to the Securities Purchase Agreement between the Company and the purchaser identified on the signature pages thereto, dated December 18, 2020 (the “Purchase Agreement”), as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have (i) examined and relied upon: (A) the Registration Statement, including the Base Prospectus contained therein and all exhibits thereto, (B) the Prospectus, (C) the Company’s Amended and Restated Certificate of Incorporation, (D) the Company’s Amended and Restated Bylaws, as currently in effect, (E) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Securities, (F) the Purchase Agreement and (G) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on signed documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof (except we have not made such assumption with respect to the Company).

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Purchase Agreement constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

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MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Purchase Agreement that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Purchase Agreement.

With respect to the Series B Stock, we express no opinion to the extent that, notwithstanding its current reservation of shares of preferred stock, future issuances of securities, including the Series B Stock, of the Company and/or adjustments to outstanding securities, including the Series B Stock, of the Company may cause the Series B Stock to be convertible into more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the conversion price of the Series B Stock will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable; (iii) the Series B Stock, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable; and (iv) the Series B Shares, when issued by the Company, upon conversion of the Series B Stock, and in accordance with all of the terms and conditions of the Series B Certificate of Designation, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO P.C.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

Boston       London       Los Angeles       New York       San Diego       San Francisco      Washington

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.